RACKSPACE HOSTING, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION SCHEDULE

1.	Compensation for Non-Employee Directors. Each Rackspace Hosting, Inc. Non-Employee Director shall be entitled to receive the following compensation for service on the Rackspace Board of Directors:

Annual Equity Compensation to all Non-Employee Directors:

(a)	$240,000 to be paid annually for standing Non-Employee Directors, pursuant to Section 5 below; plus

Annual Cash Compensation to all Non-Employee Directors:

(b)	$50,000 annually; plus

Annual Cash Compensation to non-Executive Chairman:

(c)	$50,000 annually to the non-Executive Chairman; plus

Annual Cash Compensation to Lead Director:

(d)	$50,000 annually to the lead director; plus

Annual Cash Compensation to Committee Chairpersons:

(e)	$35,000 annually if such Company Non-Employee Director serves as chairperson of the audit committee; plus

(f)	$25,000 annually if such Company Non-Employee Director serves as chairperson of the compensation committee; plus

(g)	$15,000 annually if such Company Non-Employee Director serves as chairperson of the real estate and finance committee; plus

(h)
$12,500 annually for each standing Board committee, other than the audit committee, compensation committee, or real estate and finance committee for which such Company Non-Employee Director serves as chairperson; plus

Annual Cash Compensation to Committee Members (Non-Chairpersons):

(i)	$15,000 annually if such Company Non-Employee Director serves as a member of the audit committee (other than the chairperson of such committee); plus

(j)	$12,500 annually if such Company Non-Employee Director serves as a member of the compensation committee (other than the chairperson of such committee); plus

(k)
$7,500 annually for each standing Board committee for which such Company Non-Employee Director serves other than the audit committee or compensation committee (other than the chairperson of such committee).

In addition, the Board may issue additional discretionary equity compensation to Company Non-Employee Directors in an amount not to exceed $200,000 per Non-Employee Director per year.

2.
Subsidiary Directors. If the Board designates by resolution that Directors of any Subsidiary are to participate in this compensation plan, then each such subsidiary Non-Employee Director shall receive such amount of shares of Common Stock and/or cash as shall be specified by resolution of the Compensation Committee.

3.
Chairman’s Right to Reduce or Withhold Compensation. Notwithstanding anything contained herein to the contrary, the amount of cash or equity payable to any Non-Employee Director may be reduced or withheld by the Chairperson of the Board for failure to attend meetings of the Board, or the Boards of Directors of any Subsidiary upon which such Non-Employee Director serves, or for failure to otherwise perform the duties of such Non-Employee Director’s office.

4.
Compensation Committee’s Right to Revise Compensation Terms. Notwithstanding anything contained herein to the contrary, the Compensation Committee may, in its discretion, cause the equity amount and/or amount of cash determined pursuant to Section 1 above, to be issued and paid at such time or times as it shall determine in its discretion.

5.	Annual Equity Compensation.

(a)
Annual Equity Compensation Pursuant to Section 1(a). Equity shall be issued for the ensuing year following the annual stockholder meeting, and (i) shall be issued pursuant to one of the Company’s long term equity incentive plans then in effect for the Company, (ii) shall be paid in the form of restricted stock units (RSUs) unless otherwise determined by the plan administrator or set forth in the award agreement, and (iii) shall vest approximately one (1) year following the date of grant; provided, however, that the vest date shall occur prior to the next annual stockholder meeting following the date of grant, unless otherwise determined by the plan administrator or set forth in the award agreement (the “Annual Director Vesting Date”). The RSUs shall be valued at the fair market value of the Common Stock as of the date of issuance. For example, if the annual grant value is $240,000, and the fair market value of the Common Stock on the date of grant is $30.00 per share, then RSUs underlying 8,000 shares of Common Stock would be issued to each Non-Employee Director.

(b)
Fractional Shares. To the extent that the payments made pursuant to Section 1 to a Non-Employee Director result in fractional shares of Common Stock being issuable to such Non-Employee Director, the number of shares will be rounded to the nearest whole share.

(c)
Pro-ration. Non-Employee Directors whose initial appointment to the Board occurs other than through election at an annual stockholder meeting will receive a pro-rated equity award which shall be granted following the appointment at a date determined by the plan administrator in its sole discretion. The vesting date for the pro-rated award shall be the Annual Director Vesting Date, unless otherwise determined by the plan administrator in its sole discretion. For example, a Non-Employee Director who is appointed to the Board four (4) months prior to the Annual Director Vesting Date would receive four-twelfths (4/12) of the annual equity award amount and the award would vest on the Annual Director Vesting Date.

6.
Cash Compensation. Non-Employee Directors shall receive the cash compensation under Sections 1(b) - (k) on a monthly basis, paid promptly following the applicable calendar month in which such compensation was earned.